Exhibit 99.1

December 10, 2013

Photo Release — Jim Gentilcore Joins Entegris’ Board

BILLERICA, Mass., Dec. 10, 2013 (GLOBE NEWSWIRE) — Entegris, Inc. (Nasdaq:ENTG), a leader in contamination control and materials handling technologies for highly advanced manufacturing environments, announced the election of James Gentilcore by the board of Entegris to the post of non-executive director. Mr. Gentilcore has held chief executive positions in a number of technology companies, including most recently as CEO of Edwards Group Limited.

A photo accompanying this release is available at

http://www.globenewswire.com/newsroom/prs/?pkgid=22620

“I am delighted to have Jim on our board,” said Bertrand Loy, president and CEO of Entegris. “Jim has a deep knowledge of our industry. I look forward to his contributions and his insight as a member of our board.”

Paul Olson, chairman of the board of Entegris, added: “Jim is a great addition to our board. Not only does Jim understand our core semiconductor market, he has a long track record of driving strategy and growth through his career as a senior executive for a number of technology companies.”

Jim Gentilcore said: “Entegris is a market leader with unique technology that is critical to the semiconductor industry. I am proud to be able to join such a dynamic company and I look forward to working closely with Bertrand and the Entegris board as they chart the next phase of Entegris’ growth.”

Mr. Gentilcore served as CEO and a member of the board of UK-based Edwards Group Ltd, which in August 2013 announced its sale to Atlas Copco AB. He previously served as CEO of EPAC Technologies Inc., a logistics technology solutions company, from 2009 to 2011. Prior to that, Mr. Gentilcore was chief operating officer of Brooks Automation Inc., a position he held after leading the merger in 2005 between Brooks and Helix Technology where he had been the CEO. In addition, earlier in his career Mr. Gentilcore held executive positions at MKS Instruments and Advanced Energy.

About Entegris

Entegris is a leading provider of a wide range of products for purifying, protecting and transporting critical materials used in processing and manufacturing in the semiconductor and other high-tech industries. Entegris is ISO 9001 certified and has manufacturing, customer service and/or research facilities in the United States, China, France, Germany, Israel, Japan, Malaysia, Singapore, South Korea and Taiwan. Additional information can be found at www.entegris.com.

The photo is also available at Newscom, www.newscom.com, and via AP PhotoExpress.

CONTACT: Steven Cantor

VP of Corporate Relations

T +1 978 436 6750

irelations@entegris.com